Exhibit 10.58

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of [                     ], 2011, by and among (i) GSE Holding, Inc., a Delaware corporation (the “Company”), (ii) Code Hennessy & Simmons IV LP, a Delaware limited partnership (“CHS”), (iii) CHS Associates Fund IV, L.P. (“CHS Associates”) and (iv) each of the other Persons who is not a member of the CHS Group (as defined below) listed on the signature pages attached hereto or who otherwise hereafter becomes a party to this Agreement by executing a Joinder to this Agreement (each a “Minority Stockholder”).  Members of the CHS Group and the Minority Stockholders are collectively referred to herein as the “Stockholders,” and are individually referred to herein as a “Stockholder.”  Unless otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

WHEREAS, the Stockholders are parties to that certain Stockholders Agreement, dated as of May 18, 2004, as amended May 2, 2006 (the “Original Stockholders Agreement”);

WHEREAS, Section 11(a) of the Original Stockholders Agreement provides that the Original Stockholders Agreement may be amended only with the consent of (i) the Company, (ii) CHS and (iii) the owners of a majority of Stockholder Shares (as defined in the Original Stockholders Agreement);

WHEREAS, the parties to this Agreement own a majority of Stockholder Shares (as defined in the Original Stockholders Agreement) outstanding on the date hereof;

WHEREAS, the Company has filed a Registration Statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 under the Securities Act to sell shares of its Common Stock in an initial public offering (“IPO”); and

WHEREAS, upon consummation of the IPO, the parties desire to (1) amend and restate the Original Stockholders Agreement as set forth herein and (2) to release from this Agreement all stockholders who were a party to the Original Stockholders Agreement and not expressly a signatory to this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.                                       Transfer of Stockholder Shares.

(a)                                  The Minority Stockholders have entered into lockup agreements with the underwriters engaged in connection with the IPO.  During each calendar quarter during which sales of Stockholder Shares are permitted to be made in accordance with any agreements (“Lockup Agreements”) with the underwriters engaged in connection with a Public Sale, and during each calendar quarter following the termination of the Lockup Agreements, any Minority Stockholder that desires to Transfer Stockholder Shares in an Open Market Transaction may only do so in accordance with the Lockup Agreements.  A Minority Stockholder that desires to Transfer Stockholder Shares shall deliver a written notice to the Board setting forth the number of Stockholder Shares that such Minority Stockholder desires to sell in Open Market Transactions at least thirty (30) days prior to the date that such Minority Stockholder sells such Stockholder Shares, which notice shall also confirm to the Board that such transfer is permitted by the terms of the Lockup Agreements.  The provisions of this Section 1 shall terminate and have no force or effect if at any time the CHS Group collectively own less than ten percent (10%) of the outstanding Common Stock.

(b)                                 In addition to the foregoing, (i) for a period of one year following the consummation of the IPO, 100% of the Stockholder Shares to be issued to Mark C. Arnold (“Arnold”) pursuant to Section 1(a)(x) of that certain IPO Bonus and Dividend Bonus Letter Agreement, dated September 16, 2010 and as amended December 2, 2011, by and between Arnold and the Company (such shares, the “IPO Shares”), may not be Transferred without CHS’ prior written consent and (ii) for a period of two years following the consummation of the IPO, 50% of the IPO Shares may not be Transferred without CHS’ prior written consent.

2.                                       Voting Agreement; Board Nomination Rights.

(a)  At all times during the term of this Agreement, each Stockholder shall Vote its Stockholder Shares and take all other necessary or desirable actions within such Stockholder’s control or power (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to cause the Board (and, if requested by CHS, any board of directors, board of managers or similar governing body of any Subsidiary) to be comprised of at least one director (the “Fund Director”) as designated by CHS from time to time for so long as the CHS Group collectively owns at least five percent (5%) of the outstanding Common Stock.  CHS shall have the right to remove the Fund Director at any time, and to fill any vacancy arising from time to time with respect to the Fund Director.  The Fund Director need not be a resident of the State of Delaware.

(b)  In addition, so long as the CHS Group collectively own at least five percent (5%) of the outstanding Common Stock, CHS shall have the right to designate an observer reasonably acceptable to the Company (the “Observer”) to attend each meeting of the Board; provided, however, that the Observer may be excluded from all or a portion of any such Board meeting if in the judgment of legal counsel to the Company, such exclusion is necessary to preserve the attorney-client privilege during such meeting or portion thereof.  The Observer shall be entitled to receive notice of all Board meetings in the same manner and at the same time as the members of the Board and shall be entitled to participate in all Board meetings, but the Observer shall not be entitled to vote on any matters submitted to the Board.  The appointment of the Observer to the Board shall not limit the ability of the Board to take action without a meeting so long as such action is permissible under applicable law and this Agreement.  Each Observer agrees to keep strictly confidential the topics and substance of discussions that occur at the Board meeting as well as any information presented or otherwise obtained at or in connection therewith.

3.               Management, Consultation, Examination.

(a)  For so long as CHS owns any Stockholder Shares: (i) representatives of CHS shall be entitled to meet, discuss, consult and advise management of the Company and its Subsidiaries on significant business issues, including the Company’s and such Subsidiaries’ management’s affairs, finances, accounts and proposed operating plans; (ii) the management of the Company and each of such Subsidiaries shall meet with the representatives of CHS regularly for such consultation and advice and to review progress in achieving said plans, including management’s proposed annual operating plans, and the Company agrees to give due consideration to the advice given and any proposals made by CHS; and (iii) the Company and each such Subsidiary shall permit representatives of CHS to examine the books and records, including all balance sheets, documents, reports and other information, of the Company and such Subsidiary and inspect its facilities at such times as CHS shall determine. The foregoing shall not be deemed to constitute an exhaustive list of the management rights that CHS shall have with respect to the Company and its Subsidiaries. The rights set forth herein are in addition to, and not in limitation of, the rights of CHS as an investor of the Company.

(b)  Notwithstanding the foregoing, if at any time United States counsel for the CHS reasonably concludes that the rights granted in this Agreement should be altered in order to permit or preserve the qualification of the investment of CHS in the Company as a “venture capital investment” or otherwise to ensure that the assets of CHS are not considered “plan assets” for the purposes of the Employee Retirement Income Security Act of 1974, as amended, the Company agrees to amend this Agreement to effect any such alteration reasonably requested by CHS, provided, however, that no such alteration would have an adverse effect on the Company, its Subsidiaries or the other Stockholders.

4.               Indemnification. To the extent allowable under applicable law, each Fund Director shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.  The Company hereby acknowledges that the Fund Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by members of the CHS Group.  The Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Fund Director are primary and any obligation of the CHS Group to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Director are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by the Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Company’s Certificate of Incorporation or By-laws (or any other agreement between the Company and the Fund Director), without regard to any rights the Fund Director may have against the CHS Group and (iii) that the Company irrevocably waives, relinquishes and releases the CHS Group from any and all claims against the CHS Group for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the CHS Group on behalf of Fund Director with respect to any claim for which Fund Director has sought indemnification from the Company shall affect the foregoing and the CHS Group shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Fund Director against the Company.  The Company and the Fund Director agree that the CHS Group is an express third party beneficiaries of the terms of this Section 4.

5.               Financial Information Rights.  As soon as available, the Company shall deliver to CHS, for so long as CHS owns any Stockholder Shares: (a) the audited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of the Company as at the end of each fiscal year; (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of the Company as at the end of each fiscal quarter; (c) the regularly prepared internal monthly financial statements; and (d) the annual operating budget of the Company for the forthcoming fiscal year.

6.               Sale of the Company.

(a)  If the Board and CHS approve a Sale of the Company to an Independent Third Party (an “Approved Sale”), each Stockholder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of his Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions approved by the Board and CHS; provided that such terms and conditions are no less favorable to the Minority Stockholders than the terms and conditions applicable to CHS and its Affiliates and; provided further that CHS may require each of the Minority Stockholders to sell the same percentage of his, her or its securities as CHS is selling of its securities, on the same terms as CHS and its Affiliates. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company.

(b)  The obligations of Stockholders with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Stockholder (in his, her or its capacity as such) shall have the right to receive the same form of consideration and the same amount of consideration per share for each class of Stockholder Shares held by such holder applicable to each class; (ii) if any holders of a class of Stockholder Shares are given an option as to the form and amount of consideration to be received or any other right or benefit with respect to the Approved Sale, each holder of such class of Stockholder Shares shall be given the same option, right or benefit (other, in the case of clause (i) or this clause (ii), than any option, right or benefit to be received by a Stockholder on account of such person’s employment relationship with the Company (e.g., stay bonus, noncompetition agreement, right to reinvest or roll over equity, etc.)); and (iii) each holder of then currently exercisable rights to acquire shares of a class of Stockholder Shares shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Stockholder Shares or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Stockholder Shares received by holders of such class of Stockholder Shares in connection with the Approved Sale less the exercise price per share of such class of Stockholder Shares of such rights to acquire such class of Stockholder Shares by (2) the number of shares of such class of Stockholder Shares represented by such rights.

(c)  Each Stockholder will bear his, her or its pro rata share (based upon the number of shares of Common Stock to be sold) of the reasonable out-of-pocket costs of any sale of Stockholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all such holders of Stockholder Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by Stockholders on their own behalf will not be considered costs of the Approved Sale.  If requested by CHS, each Stockholder transferring Stockholder Shares pursuant to an Approved Sale shall be obligated, severally, not jointly, to join on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that are part of the terms and conditions of the Approved Sale (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stockholder Shares) (the “Company Indemnity Obligations”). Notwithstanding the foregoing, no Stockholder shall be obligated in connection with any Approved Sale to agree to indemnify or hold harmless the transferees with respect to Company Indemnity Obligations in an amount in excess of the net proceeds paid to such Stockholder in connection with the Approved Sale.

(d)  In the event of a sale or exchange by the holders of Stockholder Shares of all or substantially all of the Stockholder Shares by sale, merger recapitalization, reorganization, consolidation, combination or otherwise, including an Approved Sale, the Company and each Stockholder shall take all necessary and desirable actions in order that each holder of Stockholder Shares shall receive in exchange for such holder’s Stockholder Shares the same portion of the aggregate consideration from such sale or exchange that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such exchange.

(e)  In order to secure each Minority Stockholder’s obligation to vote his, her or its Stockholder Shares entitled to vote thereon and other voting securities of the Company in accordance with the provisions of this Agreement, each Minority Stockholder who is an individual hereby appoints the CHS Appointee (as in effect from time to time) as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Stockholder Shares and other voting securities of the Company for the matters expressly provided for in this Agreement. The CHS Appointee may exercise the irrevocable proxy granted to him hereunder at any time any Minority Stockholder who is an individual fails to comply with the provisions of this Section 6. The proxies and powers granted by each Minority Stockholder who is an individual pursuant to this Section 6(d) are coupled with an interest and are given to secure the performance of such Minority Stockholder’s obligations under this Section 6. Such proxies and powers shall be irrevocable, and shall survive the death. incompetency, disability or bankruptcy of such Minority Stockholder and the subsequent holders of his, her or its Stockholder Shares.

7.               Definitions.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, no Stockholder shall by reason of this Agreement be deemed to be an Affiliate of any other Stockholder or of the Company.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation as the same may be amended from time to time.

“CHS Group” means CHS, CHS Associates and each other Person who becomes a party to this Agreement who is designated as a member of the CHS Group in writing by CHS.

“Common Stock” means, collectively, the Company’s common stock, par value $.01 per share, and any capital stock of any class or series of capital stock of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Fully-Diluted Basis” means assuming the exercise of all Share Equivalents (except unvested Share Equivalents that are subject to vesting and Share Equivalents that are not then exercisable). A determination under this Agreement (including regarding the number of any securities held or outstanding) shall be made on a Fully-Diluted Basis if (and only if) this Agreement expressly states that it shall be so made.

“Independent Third Party” means any Person, who immediately prior to the contemplated transaction (i) does not own in excess of 10% of the Company’s Common Stock on a Fully-Diluted Basis (a “10% Owner”) and (ii) is not controlling, controlled by or under common control with any such 10% Owner.

“IPO Overallotment Option” means the option granted to the underwriters in the IPO to purchase additional Common Stock on the same terms and conditions as the Common Stock being offered to the public in the base IPO within 30 days of the pricing of the IPO.

“Open Market Transactions” means any Transfer of Shares by a Minority Stockholder in the open market following the IPO.

“Person” means an individual, corporation, partnership, association, trust, limited liability company, joint venture, unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act and, at any time after such registered public offering, any sale to the public pursuant to Rule 144 or Rule 144A promulgated under the Securities Act effected through a broker; dealer or market maker at a time when the Company is a reporting company under the Securities Exchange Act of 1934 and has filed all reports required thereunder.

“Sale of the Company” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company by the Company or any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act), other than CHS or its Affiliates, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term “group” is used under the Securities Exchange Act), other than CHS or its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Share Equivalents” means any (i) warrants, options or other rights to subscribe for, purchase or otherwise acquire any Common Stock, or (ii) any securities convertible, exercisable into or exchangeable for Common Stock.

“Stockholder Shares” means (i) any capital stock of the Company purchased or otherwise acquired by any Stockholder, (ii) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Company, whether or not then exercisable or convertible, (iii) any indebtedness of the Company which, by its terms, is designated as Stockholder Shares for purposes of this Agreement, (iv) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Company, whether or not then convertible or exchangeable, (v) any capital stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iv) above, and (vi) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (v) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

“Subsidiary” means, at any time, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned or controlled directly or indirectly by such Person.

“Transfer” means, with respect to any Common Stock, to sell, assign, dispose of, exchange, or otherwise directly transfer such Common Stock or agree or commit to do any of the foregoing, except for any Transfers to an Affiliate not otherwise prohibited hereby.

“Vote” means to vote or to grant any consent or approval.

8.               Amendment of Agreement.  This Agreement may be amended by the Company with the written consent of the CHS Group and the Minority Stockholders owning a majority of the shares of Stockholder Shares then owned by the Minority Stockholders; provided, however that (a) the written consent of the Minority Stockholders shall not be required for any proposed amendment, restatement or modification of this Agreement in connection with any Minority Investor becoming a party to this Agreement following the date hereof; (b) in no event shall any such amendment, restatement or modification materially and adversely affect the rights or obligations of any one Stockholder, as applicable, without the prior written consent of such Stockholder, as applicable, unless such amendment materially and adversely affects the same rights and obligations of all Stockholders in the same legal and economic manner; (c) in no event shall any such amendment, restatement or modification materially and adversely affect the rights or obligations of any Minority Stockholder without the prior written consent of such Minority Stockholder; and (d) copies of any amendments to this Agreement will be provided to each Minority Stockholder pursuant to Section 20.

9.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns including permitted transferees to the extent provided for in this Agreement.

10.                                 Termination of Status of Stockholder. From and after the date that a Stockholder ceases to own any Stockholder Shares, such Person shall no longer be deemed to be a Stockholder for purposes of this Agreement and all rights and obligations such Person may have hereunder shall terminate.

11.                                 Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

12.                                 Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

13.                                 Consent to Jurisdiction.  The parties hereto irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement of this Agreement. All Stockholders irrevocably waive any objection they may have to venue or the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

14.           WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS COMPLAINT IN CONNECTION WITH ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH RESPECT TO ANY MATTER ARISING OUR OF OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTUOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, and by facsimile, photo or other electronic means, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page.

17.           Severability.  The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

18.           Further Assurances.  The Stockholders shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

19.           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Illinois, in addition to any other remedy to which they are entitled at law or in equity.

20.           Notices.  All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger, or by reputable overnight courier. Notices shall be deemed given: (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by facsimile, photo or other electronic means shall only be effective, however, if the notice is also given by hand, local messenger or courier no later than two business days after its delivery by facsimile, photo or other electronic means. All notices shall be addressed as follows:

If to the Company:

GSE Holding, Inc.

19103 Gundle Road

Houston, TX 77073

Attention: Chief Executive Officer

Facsimile: (281) 230-8650

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Gerald T. Nowak, P.C.

Theodore A. Peto

Facsimile: (312) 862-2200

If to CHS or CHS Associates:

c/o Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Attention:  Daniel J. Hennessy

Marcus J. George

Facsimile:  (312) 876-3854

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:  Gerald T. Nowak, P.C.

Theodore A. Peto

Facsimile: (312) 862-2200

or (in each case) to such other addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 20.

21.  No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

22.           Interpretation. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the current tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb, or verb and vice versa.

23.           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or legal holiday

24.           Enforcement.  The parties hereto covenant and agree that the disinterested members of the Board or the disinterested members of any Board committee so designated by the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

*              *              *              *              *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the day and year first above-written.

COMPANY:

GSE HOLDING, INC.

By:
Name:	Mark C. Arnold
Title:	Chief Executive Officer

CHS:

CODE HENNESSY & SIMMONS IV LP

By:	CHS Management IV LP
Its:	General Partner

By:	Code Hennessy & Simmons LLC
Its:	General Partner

By:
Name:	Daniel J. Hennessy
Title:	Partner

CHS ASSOCIATES:

CHS ASSOCIATES IV, L.P.

By:	Code Hennessy & Simmons LLC
Its:	General Partner

By:
Name:	Daniel J. Hennessy
Title:	Partner

[Signature Page to Stockholders Agreement]

MINORITY STOCKHOLDERS:

By:
Name:	Michael G. Evans

By:
Name:	Richard E. Goodrich

By:
Name:	Robert C. Griffin

By:
Name:	Charles A. Sorrentino

By:
Name:	Mark C. Arnold

By:
Name:	William F. Lacey

By:
Name:	Gregg Taylor

By:
Name:	Peter R. McCourt

By:
Name:	Jeffery D. Nigh

[Signature Page to Stockholders Agreement]